Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Amendment-5 to Form S-1 of Apimeds Pharmaceuticals US, Inc. to be filed on January 29, 2025, of our report dated May 13, 2024, which includes an explanatory paragraph as to its ability to continue as a going concern, with respect to our audits of the financial statements of Apimeds Pharmaceuticals US, Inc. as of December 31, 2023 and 2022 and for each of the years then ended.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

Kreit & Chiu CPA LLP

New York, NY

January 29, 2025